Exhibit 99.2

September 2, 2016

To the Employees of Siebert Financial Corp. and Muriel Siebert & Co., Inc.:

We are pleased to inform you that Siebert Financial Corp. and Kennedy Cabot Acquisition, LLC have entered into a definitive agreement with the Estate of Muriel F. Siebert under which Kennedy Cabot Acquisition will acquire approximately 90% of the outstanding common stock of Siebert Financial Corp. For nearly 50 years, the Siebert brand has proven to be a source of expert investment expertise for customers, and the firm's reputation for conservative business management has been paramount and has proven to be a valuable asset.

We want to assure you that as the new majority owners of Siebert Financial, our commitment to excellence and our dedication to client satisfaction and support will always be our top priority. Our plan is for the growth of Siebert Financial Corp., while Muriel Siebert & Co., Inc. continues to operate as a separate broker-dealer as it has in the past.

The team being assembled at Kennedy Cabot Acquisition has many years of experience in the brokerage industry including successfully acquiring and growing broker-dealers and bring a strong and experienced management team to Siebert Financial Corp. Gloria E. Gebbia, the principal owner and managing member of Kennedy Cabot Acquisition, and her family are the majority owners of StockCross Financial Services, Inc. The Gebbia family has been successfully involved with financial services companies since the early 1970's and during such time they built a broker-dealer into a national brand, which they sold to Toronto Dominion Bank in 1997.

Kennedy Cabot Acquisition plans on continuing the business of Siebert, and view this as a great opportunity to enhance a business with a great legacy. Andrew Reich will succeed Joseph Ramos as the primary Executive Officer of Muriel Siebert & Co. However, Mr. Ramos will continue to work closely with Kennedy Cabot Acquisition for a number of months to come.

It is the intention of Kennedy Cabot Acquisition to make the change in ownership as seamless as possible for customers. Kennedy Cabot Acquisition anticipates that the day-to-day operations at Siebert will remain the same for customers and employees alike. Kennedy Cabot Acquisition expects the superior operational and customer service Siebert is known for to continue, enhanced by the new owner's proven management and operational expertise.

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Siebert Financial has real growth potential and is well positioned for the future. We are all very excited about the acquisition and embrace the opportunity not only to expand the business but also to build a world-class financial firm.

Introducing innovations, utilizing the capabilities and expertise of both organizations, and building upon the strong relationships that Siebert employees have with its customers is key to its continued success. We are excited to have so many strong people to support Siebert's customer services. We expect the current Siebert team to stay in place with the same employees talking to customers. We look forward to your continued positive efforts and cooperation as we honor Mickie Siebert's legacy by focusing on our core value of integrity and the safety of investments.

Very Truly Yours,

Kennedy Cabot Acquisition, LLC &
Siebert Financial Corp.

Notice to Investors

This communication is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Siebert Financial. The tender offer for the outstanding common stock of Siebert Financial not owned by the Estate has not yet commenced. Any offers to purchase or solicitation of offers to sell will be made only pursuant to the tender offer statement (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) which will be filed on Schedule TO by Kennedy Cabot Acquisition with the SEC, and soon thereafter Siebert Financial will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Siebert Financial's shareholders are advised to read these documents and any other documents relating to the tender offer that will be filed with the SEC carefully and in their entirety because they contain important information. Siebert Financial's shareholders may obtain copies of these documents for free at the SEC's website at www.sec.gov or by contacting Siebert Financial's investor relations department at Siebert Financial Corp., 885 Third Avenue, New York, New York 10022, Attention: Investor Relations.This communication is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Siebert Financial. The tender offer for the outstanding common stock of Siebert Financial not owned by the Estate has not yet commenced. Any offers to purchase or solicitation of offers to sell will be made only pursuant to the tender offer statement (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) which will be filed on Schedule TO by Kennedy Cabot Acquisition with the SEC, and soon thereafter Siebert Financial will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Siebert Financial's shareholders are advised to read these documents and any other documents relating to the tender offer that will be filed with the SEC carefully and in their entirety because they contain important information. Siebert Financial's shareholders may obtain copies of these documents for free at the SEC's website at www.sec.gov or by contacting Siebert Financial's investor relations department at Siebert Financial Corp., 885 Third Avenue, New York, New York 10022, Attention: Investor Relations.

Enclosure: Questions and Answers for the Employees of Siebert Financial Corp.

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QUESTIONS AND ANSWERS FOR THE EMPLOYEES OF SIEBERT FINANCIAL CORP.

What is the agreement between Siebert Financial Corp. and Kennedy Cabot Acquisition, LLC?

Siebert Financial Corp. and Kennedy Cabot Acquisition, LLC have entered into a definitive agreement with the Estate of Muriel F. Siebert under which Kennedy Cabot Acquisition will acquire approximately 90% of the outstanding common stock of Siebert Financial Corp.

Why is Siebert Financial being sold?

The Siebert Financial Board of Directors considers the sale to Kennedy Cabot Acquisition to be an excellent opportunity to position Siebert Financial for growth, in the wake of the passing in 2013 of Muriel F. "Mickie" Siebert, the firm's founder and former Chairwoman, President and Chief Executive Officer.

What is Kennedy Cabot Acquisition's plans for Siebert Financial?

The new owners plan on continuing the operations of the business of Siebert, and view this as a great opportunity to expand a business with a great legacy. We are pleased that the enduring vision and legacy established by Mickie Siebert nearly fifty years ago will continue into the future, and we look forward to a smooth transition.

Why did Siebert Financial decide to go with Kennedy Cabot Acquisition?

The team being assembled at Kennedy Cabot Acquisition has many years of experience in the brokerage industry including successfully acquiring and growing broker-dealers and bring a strong and experienced management team to the firm.

Who will run Siebert Financial going forward?

There are no plans for personnel changes other than Andrew Reich will succeed Joseph Ramos as the primary Executive Officer of Muriel Siebert & Co., Inc. Mr. Ramos will continue to work closely with Kennedy Cabot Acquisition for a number of months to come. Otherwise, the current Siebert team will stay in place, with the same employees talking to customers.

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How will Siebert Financial employees' job duties change?

It is the intention of Kennedy Cabot Acquisition to make the change in ownership as seamless as possible for customers, and anticipate that the day-to-day operations at Siebert will remain the same for customers and employees alike. We expect the superior operational and customer service Siebert is known for to continue, enhanced by the new owner's proven management and operational expertise.

Will the terms of my employment be affected?

Other than Joe Ramos, there is no current plan to change any employees. Salaries and benefits are currently expected to remain the same.

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